Exhibit 10.64

FCSTONE GROUP, INC.

AMENDED AND RESTATED

MUTUAL COMMITMENT COMPENSATION PLAN

1. PURPOSE. The purposes of this Plan are to retain and reward key employees of companies within FCStone Group, Inc. (“Company”) who from year to year, by their individual performance, help Company achieve its financial objectives, to link individual performance awards to achievement of Company financial objectives, to provide incentives for retention, to assist in the establishment and enforcement of employment contracts which safeguard vital Company interests, and to establish a bonus plan that is easily administered and unique in its approach.

2. ELIGIBILITY. Eligibility for participation in the Plan shall be limited to those employees of Company or its subsidiaries who are either:

(a)	Risk management consultants being compensated primarily on a commission basis, grain merchandisers or sales mangers (“Sales Staff”), or

(b)	Key management employees (“Executives”).

No employee shall be eligible to participate until the Plan year following the year in which he or she has completed at least three consecutive years of full-time service with the Company, unless this requirement is waived as to that employee by formal action of the Board of Directors. The selection of participants for a Plan year shall be made within the first sixty days of that year by the President of the Company subject to approval by the Board of Directors or by any committee appointed by the Board for this purpose. Selection of participants shall be made on a year-to-year basis. Prior to participation in the Plan will normally, but not necessarily, qualify an employee to participate in any subsequent year.

3. EMPLOYMENT CONTRACTS. No employee shall be eligible to participate who has not entered into an employment agreement with the Company unless this requirement is waived as to that employee by formal action of the Board of Directors. Such employment agreement will normally contain a reasonable covenant not to compete with the Company and a requirement that its trade secrets and customer lists not be used by the employee in any line of business which is similar to, or in competition with, the Company.

4. TARGET AWARDS. Awards under this Plan shall be based on an individual target for each participant established as percentage of such participant’s regular compensation. The target for Sales Staff shall be determined as set forth in Exhibit 1 attached and the target for Executives shall be as set forth in Exhibit 2 attached. The amount so determined shall be referred to herein as the “Target Award”. The actual award to each participant for each Plan year, if any, and the amount thereof as a percentage of the Target, shall be subject to, and based on, the Company’s achievement of financial goals as set forth in Section 5.

5. BASIS OF AWARDS AND FINANCIAL GOALS. Within sixty days after the Company’s audit for the previous fiscal year is completed, the Board of Directors of the Company may determine the financial goals to be attained by the Company during the Plan year, which shall be applied to determine whether any awards shall be made to participants for such year and the portion of the Target Award to be awarded for such year. In the absence of any different determination, and unless changed by amendment to this Plan, the goals and award basis shall be as follows:

(a)	No awards shall be made under the Plan, which would impair the sufficiency of Company’s net capital or liquidity.

(b)	No awards shall be made unless the Company’s pre-tax return on equity is positive.

(c)	If the Company’s pre-tax return on equity is positive, the award shall be a percentage of the Target Award which is equal to four (4) times the Company’s pre-tax return on equity for the year.

6. NATURE OF PLAN. This Plan is an unfunded, non-qualified deferred bonus plan. No specific funds or investments shall be set aside or established for the benefit of participants. Awards under this Plan shall be paid out of the general funds of Company and shall be an unsecured liability of the Company until paid. No participant shall have any rights to receive payment under this Plan other than as an unsecured general creditor.

7. PARTICIPANTS’ ACCOUNTS. The Company shall establish and maintain a separate liability account owing to each participant reflecting the amounts awarded to him or her plus earnings on vested amounts and minus the amounts, if any, withdrawn by him or her. All amounts under the Plan shall be rounded to the nearest whole dollar amount.

8. CREDITING OF ANNUAL AWARDS. If the financial goals for a Plan year are met, each participating employee for that year shall have credited to his or her account within sixty days after the end of that Plan year the amount determined as provided in Section 5.

9. VESTING & FORFEITURES. Amounts awarded to a participant for a Plan year shall become vested at the end of the fifth Plan year for which amount was awarded if the participant is then in the full-time active employment of the Company, is not in default under his or her employment agreement, if any, and if the Plan shall not have been previously terminated. A participant whose employment with the Company has terminated (or is no longer full-time) on or before such date shall forfeit all non-vested amounts awarded to him or her for such prior Plan years. Notwithstanding the foregoing, a participant’s awards shall become vested at the end of the fifth Plan year following the Plan year for which the amounts were awarded if his or her termination of employment is caused by his or her total and permanent disability or by death or if he or she has retired at or after reaching early or normal retirement age under the Company’s retirement plan (“retirement age”) and he or she is not in violation of his or her employment agreement, if any. After vesting, Employee withdrawals shall be solely in accordance with Section 11 of this Plan.

10. INTEREST. No interest shall accrue or be paid on awards to participants until the award amount shall be fully vested. The Company shall add interest to any amounts vested, but not withdrawn by the participant, including interest after such interest is credited, from the date of vesting to the date of withdrawal. Interest shall be credited at the end of each Plan year. The rate of interest applied shall at all times be the rate realized by Company for the same period on Company’s investment in cash or cash equivalent assets, as determined by the Company’s chief financial officer in his sole discretion.

11. WITHDRAWALS. If a participant is in the full-time employment of the Company within thirty days after the end of any Plan year, Company will distribute in cash, 50% of the vested amount of his or her account of the end of that Plan year. If a participant becomes totally and permanently disabled, he or she may withdraw the value of all of his or her vested amounts within thirty days after the end of the Plan year in which such disability occurs and thereafter may withdraw all additional amounts as they become vested within thirty days of the end of each Plan year. If a participant is deceased, the beneficiary or beneficiaries designated in writing by him or her may withdraw all of the value of his or her vested amounts within thirty days after the end of the Plan year in which his or her death occurred and thereafter may withdraw all additional amounts as they become vested within thirty days of the end of each Plan year. In the absence of such written beneficiary designation, the value of his or her vested amounts shall be paid to his or her surviving spouse, otherwise to his or her surviving children, otherwise to his or her estate. After retirement at or upon reaching retirement age, a participant may withdraw all of the value of his or her vested amounts within thirty days after the end of the Plan year following his or her retirement and thereafter may withdraw all additional amounts as they become vested within thirty days of the end of each Plan year. If a participant’s employment is terminated prior to his or her death, disability or reaching retirement age, the value of his or her vested amounts on the date of such termination may be withdrawn by him or her in five equal annual installments commencing one year from the date of termination of employment. Employee has no right of withdrawal except as provided in this Section 11. Notwithstanding the foregoing, if a participant owes the Company for any error or deficit as of the date of any distribution is otherwise payable, the distribution shall be applied to first satisfy such error or deficit amount before any payment is made to the participant. All distributions shall be deemed to pay accrued interest, and then to satisfy awards in the order of the date of vesting, oldest first.

12. PLAN YEAR. The Plan year shall at all times correspond with the fiscal year of the Company.

13. NON-ASSIGNABILITY. No participant shall at any time have any right to assign, encumber, transfer, pledge or, in any way, grant an interest in his or her account to any person, firm or corporation, nor shall any account be subject to the claims of any creditor of a participant.

14. AMENDMENT, TERMINATION. This Plan shall not be construed to confer upon any employee any rights other than those specified herein; it shall not confer upon any participant the right to continue in the employment of the Company nor restrict in any way the right to discharge a participant. If the terms of any employment agreement of a participant are inconsistent with this Plan, the terms of such employment agreement shall take precedence and shall prevail. The Company reserves the right to amend this Plan by action of the Board of Directors at any time. The Company reserves the right to terminate this Plan by action of the Board of Directors at any time upon giving each participant at least fifteen days written notice of such action. However, no such amendment or termination shall affect or diminish the rights of participants which have been vested and for which they then have a claim against the Company as a general unsecured creditor.

15. RESTATEMENT. This restatement amends and restates the Mutual Commitment Plan as previously adopted and amended. This Plan shall supercede and replace all prior statements of the Plan and all amendments thereto.

Exhibit 1

The Sales Staff Target Award shall be ten per cent (10%) of the Sales Staff participant’s total personal cash compensation for the Plan year for which the award is made. As used herein, “personal cash compensation” shall mean all compensation paid to such Sales Staff participant, excluding compensation under this Plan and also excluding non-cash benefits or imputed compensation such as automobile allowances.

Exhibit 2

The Executive Target Award shall be fifteen per cent (15%) of Executive Participant’s base salary for the Plan year for which the award is made.